                                                                     Exhibit 12

 Group Maintenance America Corp. and Subsidiaries
Computation of Ratio of Earnings to Fixed Charges
(in thousands, except ratio of earnings to fixed charges)
                  (Unaudited)


                                                                        Ten months
                                                      Year ended           ended          Year ended      Year ended     Year ended
                                                     December 31,      December 31,      February 28,    February 29,   February 28,
                                                         1998              1997              1997            1996           1995
                                                         ----              ----              ----            ----           ----
Earnings available for fixed charges:
      Income (loss) before income tax provision         $ 46,255           $  (810)          $ 3,908         $3,790          $1,700
      Fixed Charges                                        9,963             2,117               514            493             306

                                                     ------------------------------------------------------------------------------
      Total                                             $ 56,218           $ 1,307           $ 4,422         $4,283          $2,006
                                                     ==============================================================================

Fixed Charges:
      Interest expense (a)                               $ 6,595           $ 1,542            $   82         $   --          $   --
      Interest portion of rent expense (b)                 3,368               575               432            493             306

                                                     ------------------------------------------------------------------------------
      Total                                              $ 9,963           $ 2,117             $ 514           $493            $306
                                                     ==============================================================================

Ratio of earnings to fixed charges                          5.64               --               8.60           8.69            6.56

Dollar amount of coverage deficiency                                       $   810
                                                                       ===========


     (a) - Includes amortization of deferred financing costs.

     (b)  - Estimated at 25% of rent expense.